Exhibit 99.1

Duke Energy Carolinas

Summary of Settlement Agreement with North Carolina Public Staff

Docket E-7, Sub 989

Background

•                  On July 1, 2011, Duke Energy Carolinas filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 15 percent increase in retail revenues, or approximately $646 million

•                  Based upon 11.5% return on equity (ROE) and a 53% equity component of the capital structure

•                  On November 1, 2011, North Carolina Public Staff, who represents consumers, recommended a rate increase of approximately $211 million

•                  Based upon 9.25% ROE and a 50% equity component of the capital structure

•                  On November 17, 2011, Duke Energy Carolinas revised its requested rate increase to approximately $525 million

•                  Based upon 11.25% ROE and a 53% equity component of the capital structure

•                  On November 22, 2011, Duke Energy Carolinas reached agreement with the North Carolina Public Staff (see details below)

Major Components of Settlement

•                  $369 million increase in base rates, before cash mitigation (57% of original request)

•                  Based upon ROE of 10.5% and a 53% equity component of the capital structure

•                  Cash recovery for CWIP will be deferred until the next rate case

•                  This deferral will have no earnings impact as Duke Energy Carolinas will continue to accrue AFUDC on CWIP not in base rates

•                  Duke Energy Carolinas expects to file a general rate case in 2012 for rates in effect in early 2013

•                  Average rate increase of 7.2% for each customer class

•                  Duke Energy Carolinas will donate $11 million to help needy customers in North Carolina pay their energy bills

•                  Settlement subject to the review and approval by the NCUC

•                  Hearing is scheduled to commence November 28, 2011

Rate Increase Impacts:

($ in Millions)	2012
Increase in Base Rates, Before Cash Mitigation	$369
Deferral of CWIP Cash Recovery (no earnings impact)	(51)
Return of Regulatory Liability (no earnings impact)	(8)
Net Increase to Customers ($)	$310
Net Increase to Customers (%)	7.2%

Note – increase in base rates expected to be effective February 2012